Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-40893, No. 333-80003, No. 333-122834 and No. 333-122835) and Form S-3 (No. 333-177964) of OYO Geospace Corporation of our reports dated December 9, 2011, relating to the consolidated financial statements and financial statement schedule as of September 30, 2011 and 2010 and for each of the three fiscal years in the period ended September 30, 2011, and the effectiveness of internal control over financial reporting as of September 30, 2011, which appear in this Form 10-K.

/s/ UHY LLP

Houston, Texas
December 9, 2011